OPINION OF Sommer & Schneider LLP
Exhibit 5.1


                             SOMMER & SCHNEIDER LLP
                          595 STEWART AVENUE, SUITE 710
                           GARDEN CITY, NEW YORK 11530
                                  ------------

Herbert H. Sommer                                       TELEPHONE (516) 228-8181
Joel C. Schneider                                       FACSIMILE (516) 228-8211




                                                                  May 24, 2004


Mr. Steven A. Horowitz, CEO
CDKNet.Com, Inc.
40 Marquette Drive
Smithtown, New York 11787

Dear Sir:

         You have requested an opinion with respect to certain matters in connection with the filing by CDKNet.Com, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 200,000 shares, par value $0.0001 per share (the "Shares"), which will be issued to sixteen individuals pursuant to the form of Stock Award Agreement dated May 20, 2004 ("SA Agreements").

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company and written consents of the Board, as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the SA Agreements, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them. The Shares issuable in respect of the SA Agreements are subject to adjustment in the event of one or more stock splits, stock dividends, or recapitalization or similar transaction occur between the date the SA Agreements are issued and the date the Company amends its Certificate of Incorporation to authorize the issuance of additional shares of common stock.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Sommer & Schneider LLP

                                                  Sommer & Schneider LLP


















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